Exhibit 10.19.1

ADDENDUM NO. 1 TO QUOTA SHARE RETROCESSION AGREEMENT
This Addendum No. 1 is made and entered into as of the 13th day of November, 2014, and amends the Quota Share Retrocession Agreement ("Agreement"), effective January 1, 2014, by and between Watford Re Ltd. as the "Company" and Arch Reinsurance Ltd. as the "Retrocessionaire."
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and in the Agreement, the parties, intending to be bound in contract, hereby agree as follows:

1.
"Ceded Contracts" shall not include any contract as to which Retrocessionaire or any Affiliate (as defined in the Services Agreement) of Retrocessionaire has a side-by side participation with the Company on the same risk (for the same layer and same time period) as the Company equal to or greater than the product of the Ceded Percentage and the sum o f the Company's and the Retrocessionaire's (or its Affiliate's) percentage participations on such risk. By way of illustration, if the Company's participation on a risk is 42.5% for the relevant layer, the Ceded Percentage is 15% and the Retrocessionaire's (or Affiliates) side-by-side participation is 7.5% or greater, then the Company's participation shall not be a Ceded Contract (because 7.5% is equal to 15% x (42.5% + 7.5%)).

2.	This Addendum No. 1 shall be effective as of the Effective Date.
IN WITNESS WHEREOF, the parties hereto have executed this Addendum No. 1 as of the day and year first above written.

ARCH REINSURANCE LTD.
/s/ Maamoun Rajeh

WATFORD RE LTD.
/s/ John Rathgeber